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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
|                                            |    ECOMETRY CORPORATION (ECOM) f/k/a SMITH- |   Issuer (Check all applicable)       |
|   GARDNER        SHARON                    |    GARDNER & ASSOCIATES, INC. (SGAI)        |                                       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [ ] Director      [ ] 10% Owner     |
|  c/o ECOMETRY CORPORATION                  |    Number of Reporting  |   Month/Year      |                                       |
|  1615 SOUTH CONGRESS AVENUE                |    Person, if an Entity |   12/31/00        |   [X] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|       title below)            below)  |
|                 (Street)                   |                         |5. If Amendment,   |       VICE  PRESIDENT - MARKETING     |
|                                            |                         |   Date of Original|                                       |
|                                            |                         |   (Month/Year)    |---------------------------------------|
|  DELRAY BEACH      FLORIDA       33445-6368|                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|  COMMON STOCK            |       --        |      --     |  --    |  --    |   --   |        700        |      D      |   N/A    |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If form is filed by more than one reporting person, see instruction 4(b)(v).



FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $2.53/SH   |    --     |    --     |  --   |  --    |   (1)  | 4/1/06 |  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $2.53/SH   |    --     |    --     |  --   |  --    |   (2)  | 4/15/07|  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $2.53/SH   |    --     |    --     |  --   |  --    |   (3)  |7/15/07 |  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $2.53/SH   |    --     |    --     |  --   |  --    |   (4)  |10/15/07|  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $2.53/SH   |    --     |    --     |  --   |  --    |   (5)  |12/15/07|  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $2.53/SH   |    --     |    --     |  --   |  --    |   (6)  |4/14/08 |  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $12.00/SH  |    --     |    --     |  --   |  --    |   (7)  |6/29/08 |  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $12.00/SH  |    --     |    --     |  --   |  --    |   (8)  |7/14/08 |  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $12.00/SH  |    --     |    --     |  --   |  --    |   (9)  |10/14/08|  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $12.00/SH  |    --     |    --     |  --   |  --    |  (10)  |12/14/08|  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |COMMON|            |              |
| (RIGHT TO BUY)        | $15.78/SH  |  1/08/00  |    A      | 70,000|  --    |  (11)  |1/08/10 |STOCK |   70,000   |      --      |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|      25,000        |          D               |        N/A           |
|--------------------|--------------------------|----------------------|
|         114        |          D               |        N/A           |
|--------------------|--------------------------|----------------------|
|         103        |          D               |        N/A           |
|--------------------|--------------------------|----------------------|
|          72        |          D               |        N/A           |
|--------------------|--------------------------|----------------------|
|          72        |          D               |        N/A           |
|--------------------|--------------------------|----------------------|
|         105        |          D               |        N/A           |
|--------------------|--------------------------|----------------------|
|     109,534        |          D               |        N/A           |
|--------------------|--------------------------|----------------------|
|         108        |          D               |        N/A           |
|--------------------|--------------------------|----------------------|
|         118        |          D               |        N/A           |
|--------------------|--------------------------|----------------------|
|         156        |          D               |        N/A           |
|--------------------|--------------------------|----------------------|
|      70,000        |          D               |        N/A           |
------------------------------------------------------------------------
Explanation of Responses:

(1)  These Employee Stock Options were acquired on 4/1/96; 25% of the option vested on 4/1/97 (the "Anniversary Date"), and the remaining 75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(2)  These Employee Stock Options were acquired on 4/15/97; 25% of the option vested on 4/15/98 (the "Anniversary Date"), and the remaining 75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(3)  These Employee Stock Options were acquired on 7/15/97; 25% of the option vested on 7/15/98 (the "Anniversary Date"), and the remaining 75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(4)  These Employee Stock Options were acquired on 10/15/97; 25% of the option vested on 10/15/98 (the "Anniversary Date"), and the remaining 75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(5)  These Employee Stock Options were acquired on 12/15/97; 25% of the option vested on 12/15/98 (the "Anniversary Date"), and the remaining 75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(6)  These Employee Stock Options were acquired on 4/14/98; 25% of the option vested on 4/15/99 (the "Anniversary Date"), and the remaining 75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(7)  These Employee Stock Options were acquired on 6/29/98; 25% of the option vested on 6/30/99, and the remaining 75% vests in three equal successive annual installments which began on 6/30/00.

(8)  These Employee Stock Options were acquired on 7/14/98; 25% of the option vested on 7/15/99 (the "Anniversary Date"), and the remaining 75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(9)  These Employee Stock Options were acquired on 10/14/98; 25% of the option vested on 10/15/99 (the "Anniversary Date"), and the remaining 75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(10) These Employee Stock Options were acquired on 12/14/98; 25% of the option vested on 12/15/99 (the "Anniversary Date"), and the remaining 75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(11) These Employee Stock Options vest in four equal installments on 1/8/01, 1/8/02,
     1/8/03 and 1/8/04.

**    Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ SHARON GARDNER                   02/11/01
      Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                     Signature of Reporting Person**      Date

 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
